Sino Resources Capital



Project Ocean - Valuation

CONFIDENTIAL



Contents



Introduction

This document is intended to examine the underlying value of KMK, and compare this with the recent share price performance of the company

- Recent share price is based on public market estimates of value, as well as other factors influencing potential future value, including leverage to commodity prices, market sentiment, and likelihood of corporate action (such as a takeover)
- Underlying value can be assessed both on a public basis, taking into account publicly held information, and on an acquisition basis, used to estimate the value of the assets to an acquirer. This concept of underlying value will differ for each potential acquirer, depending on the synergies they can generate through the acquisition
- The two key drivers of KMK's share price indicate that there is no compelling reason why the price could decrease in the future:
    - Underlying market conditions, including economic sentiment and commodity price expectations, are currently improving
    - KMK is not currently trading above its "underlying value", based on a discounted cashflow (DCF) analysis

When examined using this "underlying value" method, there is potentially significant value creation available to JNMC, which can be unlocked through an acquisition of KMK. We examine this concept in more detail in the following discussion



Valuation Method

KMK underlying value is equal to Net Present Value (NPV) of the Xietongmen asset, plus Enterprise Value adjustment, divided by the number of shares outstanding on a fully diluted basis

- SRC have put together a financial model based on the Aker Kvaerner Technical Report dated 28 September 2007, with some adjustments
- Future cashflows of the Xietongmen asset are discounted using a risk adjusted weighted average cost of capital (WACC) to derive the project NPV
- An enterprise value adjustment is applied to account for 'corporate items', such as cash, debt, and any additional revenues or expenses on a corporate level
- The total value of the Xietongmen project and enterprise value adjustment is distributed over the number of ordinary shares of KMK on a fully diluted basis

- NOTE: No value has been attributed to any exploration upside or to the Newtongmen deposit.



VALUATION

Valuation - Public market (1)



The Aker Kvaerner Technical Report forms the basis of a public market valuation framework. Below are some of the updates to that report and other key assumptions that have been used

Assumption	Description
Timing	▪ 24 Month construction period ▪ 14 year operating mine life
Capital Expenditure	▪ US$ 586m, including 12.3% contingency
Operating Expenditure	▪ US$ 9.20 per tonne of ore milled
Volume	▪ 40,000 tonnes per day
Metal in concentrate	▪ Copper: Average of 53,000 tonnes per annum and 739,000 tonnes in total ▪ Gold: Average of 190,000 ounces per annum and 2,655,0000 ounces in total ▪ Silver: Average of 1,364,000 ounces per annum and 19,103,000 ounces in total
Commodity Prices	▪ Copper @ US$2.50/lb ▪ Gold @ US$850/oz ▪ Silver @ US$15/oz
Cost of Capital	▪ WACC is derived by comparing the current share price to the value of the Xietonmen project
Updates	▪ Foreign exchange adjustment of CapEx and OpEx due to a 12.5% movement in the exchange rate since the time of the report (from 7.8 to 6.8 USD : RMB) ▪ CAD : USD assumption of 0.95 ▪ Corporate tax rate at 25% with a 2 year rebate of 100% and an additional 3 years with a 50% rebate ▪ Resource extraction tax of 6 RMB per tonne of ore milled ▪ 12 month planning period



Valuation - Public market (2)

Revenue in excess of US$400m per annum is expected from 2013 based on 100% metal in concentrate, with the majority of revenue coming from copper production, but also a significant gold contribution. Over the life of the project, revenue split is expected to be approximately 60% Cu : 35% Au : 5% Ag

Revenue



700
600
500
400
300
200
100
-
US$m
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
Copper
Gold
Silver

Production



70
60
50
40
30
20
10
-
Copper production (kt)
300
250
200
150
100
50
-
Gold production (koz)
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
Copper (Left)
Gold (Right)

Note: Based on SRC estimates and Aker Kvaerner Technical Report. Commodity prices: Cu @ US$2.50/lb, Au @ US$850/oz, Ag @ US$15/oz

Valuation - Public market (3)



Key operational output is projected as follows:

		Total	2011	2012	2013	2014	2015	2016	2017
High-level P&L									
Revenue	US$m	**6,616**	-	-	453	486	484	563	516
OpEx	US$m	**(2,291)**	-	-	(168)	(173)	(170)	(178)	(174)
Royalty	US$m	**(138)**	-	-	(9)	(10)	(10)	(12)	(11)
EBITDA	US$m	**4,187**	-	-	276	303	304	374	332
NPAT	US$m	**2,720**	-	-	205	230	201	261	224
Net Cashflow	US$m	**2,710**	(293)	(293)	227	286	260	311	288

Based on public information, a risk-adjusted WACC of approximately 19% needs to be applied in order to justify the current KMK share price

WACC	US$m Total	C$ per Share
15%	546	3.51
16%	491	3.15
17%	440	2.83
18%	394	2.53
19%	353	2.26


C$5.00
C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
C$1.50
C$1.00
Price/value per share
Current Share Price, C$2.20
AK Report, C$2.26

Note: Based on Aker Kvaerner Technical Report. Commodity prices: Cu @ US$2.50/lb, Au @ US$850/oz, Ag @ US$15/oz. Assumes 1 year of planning, 2 years of construction, and 14 years of operations



Valuation - JNMC (1)

JNMC have suggested a number of additional adjustments to the Aker Kvaerner Technical Report, in order to assess fair value on an acquisition basis. Although these insights are probably not available to an outside party, they should be included in JNMC's assessment of fair value

Assumption	Description
Timing	▪ 30 Month construction period - an increase of 6 months
Capital Expenditure	▪ US$ 627m, including 12.3% contingency - an increase of US$41m
Operating Expenditure	▪ US$ 11.90 per tonne of ore milled - an increase of US$2.70 per tonne
Cost of Capital	▪ DCF valuation adopted a WACC ranging from 8-12%
Updates	▪ Incorporated JNMCs Treatment and Refining charges as per indicated agreement



Valuation - JNMC (2)

JNMC has the ability to significantly reduce the risks associated with developing this project, through their operational expertise and political influence in China, resulting in an associated adjustment to the Weighted Average Cost of Capital. An 8% WACC reflects the mitigation of these risks as well as JNMC's internal cost of capital assumptions

Operational	▪ Financing	- Access to Chinese bank debt
	▪ Construction	- Extensive experience in project construction
	▪ Operations	- Extensive experience in mining operations
Political	▪ Mining licence	- Comparative advantage in obtaining mining licence
	▪ Country risk	- Naturally aligned with political and regulatory bodies



Valuation - JNMC (3)

Key operational output is projected as follows:

		Total	2011	2012	2013	2014	2015	2016	2017
High-level P&L									
Revenue	US$m	6,616	-	-	227	470	485	524	540
OpEx	US$m	(3,371)	-	-	(117)	(241)	(248)	(256)	(260)
Royalty	US$m	(138)	-	-	(5)	(10)	(10)	(11)	(11)
EBITDA	US$m	3,107	-	-	104	218	227	257	268
NPAT	US$m	1,809	-	-	68	143	140	155	165
Net Cashflow	US$m	1,800	(251)	(251)	(49)	194	204	209	229

Based on JNMC's adjustments, KMK is valued at approximately C$4.10 on a risk-adjusted WACC of 8%, which is significantly higher than current market prices

WACC	US$m Total	C$ per Share
7%	730	4.69
8%	639	4.10
9%	558	3.58
10%	485	3.12
11%	421	2.70


C$5.00
C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
C$1.50
C$1.00
Price/value per share
Current Share Price, C$2.20
Jaguar , C$4.10

Note: Based on Aker Kvaerner Technical Report. Commodity prices: Cu @ US$2.50/lb, Au @ US$850/oz, Ag @ US$15/oz. Assumes 1 years of planning, 2.5 years of construction, and 14 years of operations



Valuation - JNMC (4)

A valuation based on current commodity prices indicates significant upside, based on a WACC of 8%. The table below highlights the potential valuation upside based on increased commodity price assumptions

Gold prices (US$/oz)	Copper prices (US$/lb)									
	1.50	1.75	2.00	2.25	2.50	2.75	3.00	3.25	3.50	3.75
650	(0.24)	0.57	1.38	2.19	3.01	3.82	4.63	5.44	6.25	7.06
750	0.31	1.12	1.93	2.74	3.55	4.37	5.18	5.99	6.80	7.61
850	0.86	1.67	2.48	3.29	4.10	4.92	5.73	6.54	7.35	8.16
950	1.41	2.22	3.03	3.84	4.65	5.46	6.28	7.09	7.90	8.71
1,050	1.96	2.77	3.58	4.39	5.20	6.01	6.83	7.64	8.45	9.26
1,150	2.51	3.32	4.13	4.94	5.75	6.56	7.37	8.19	9.00	9.81
1,250	3.05	3.87	4.68	5.49	6.30	7.11	7.92	8.74	9.55	10.36
1,350	3.60	4.42	5.23	6.04	6.85	7.66	8.47	9.28	10.10	10.91
1,450	4.15	4.96	5.78	6.59	7.40	8.21	9.02	9.83	10.65	11.46
1,550	4.70	5.51	6.33	7.14	7.95	8.76	9.57	10.38	11.20	12.01

If current commodity prices are used as long term price assumptions, KMK's value per share to JNMC is estimated at US$7.37-8.19



Premium analysis

JNMC will probably be required to pay a premium of 20-50% over current market price in order to secure control of KMK

The standard market premium paid for mid-cap Canadian mining companies, based on recent comparable transactions, is 20~50%. An offer involving a premium of this size would be standard market practice

However, this should be contrasted with the potential for much larger premiums to be paid when multiple potential purchasers are competing to acquire the public listed entity (as set out on the graph on slide [x] of the accompanying implementation paper,



Premium (to last close price prior to announcement)
70%
60%
50%
40%
30%
20%
10%
0%
-10%
Average Premium, 29%
Aquiline Resources (Oct 09)
Stingray Copper (Oct 09)
Moto Goldmines (Jul 09)
High River Gold (Jun 09)
Western Goldfields (Mar 09)
Euro Resources (Aug 08)
Anglo Potash (May 08)
Nothern Peru Copper (Dec 07)
Eurasia Gold (May 07)

Note: Moto share price had a run up to the initial announcement. Bid premium to 20 day VWAP is 44%



Value opportunity for JNMC

There is a differential between KMK share price and the value that JNMC could capture by acquiring 100% of KMK based on our assessed value of C$4.10 per share, creating an attractive value opportunity for JNMC. The value eventually created for JNMC is the difference between the price paid (including premium) and the DCF value of of KIA in Jaguar's hands [1]

- The aim for JNMC is to agree a price that would maximise the amount of value creation being retained, while still achieving a price that would be acceptable to the KMK shareholders
- The gray dotted lines indicate the impact of paying a high (50%) and low (20%) premium to the current market price of KMK shares
- The recommended bid price falls half way between the 20-50% premium and still indicates significant upside to JNMC's base valuation
    - Valuation assumes there are no additional negative tax issues - for further discussion see [Tax Advice]


C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
C$1.50
Price/value per share
C$3.11 - 50% premium
C$2.80 – Suggested bid price
C$2.48 - 20% premium
KIA Share Price
Potential Value Creation
JNMC Value per Share

Source: Bloomberg, 8 December 2009

Note 1: JNMC DCF value based on Aker Kvaerner Technical Report, JNMC internal assumptions and commodity prices: Cu @ US$2.50/lb, Au @ US$850/oz, Ag @ US$15/oz. Assumes 1 years of planning, 2.5 years of construction, and 14 years of operations. Assumes no additional tax issues



SHARE PRICE ANALYSIS



Share price analysis - Fair value

KMK appears to be currently undervalued based on what the JNMC valuation case justifies. There is significant risk in delaying an opportunity to extract additional value from a fall in share price - there are a number of fundamental and market-based factors supporting current price levels

A price higher than current market price could be justified based on publically available information

- Based on the previous analysis, a possible fair market perception of the value of KMK on a per share basis is C$4.10 using JNMC assumptions
- The discount to this value is likely to be explained by the market's view that there is inherent development and political risk as to whether the project can be progressed in the current ownership structure
- Also, shareholders may be factoring in the requirement for a large dilutionary capital raising some time in the near future as the company eventually tries to raise development capital
- A view that currently KMK is overpriced and that its share price could fall would need to assume:
    - The share price will not move closer to potential 'fair market value' as outlined above
    - There are no other factors which will help support KMK share price, such as a positive outlook for commodity prices, or takeover expectations



C$4.10 - JNMC valuation
KMK share price (C$)
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
Dec-05
Jun-06
Dec-06
Jun-07
Dec-07
Jun-08
Dec-08
Jun-09
Dec-09

Source: Bloomberg, 30 November 2009

Share price analysis - Supporting factors

Not only is KMK potentially undervalued, but based on long-term performance and the recent introduction of an aggressive major shareholder, there is no reason to assume that KMK will fall in price in the near term. In fact, it may continue to appreciate, reducing the difference between current price and 'fair value'

- **KMK share price** has been positively affected by two major influences:
  - **Zijin/Anticipated bid competition:** Introduction of Zijin increased perception in the market that the might be a bidding war for KMK between JNMC and Zijin
    - Zijin is known to be highly aggressive and is currently undertaking a number of acquisitive transactions
    - Perceived risks around JNMC providing project financing are mitigated through introduction of another potential partner
  - **General recovery in equity markets and commodity prices**
- **Within long-term range:** KMK is currently trading broadly in line with where it traded between 2004 - 2008, prior to the share market and commodity price crashes



Mining Licence
Application submitted,
Beginning of GFC
3.00
2.50
2.00
1.50
1.00
0.50
0.00
KMK share price (C$)
JNMC
investment in
KMK
JNMC
Approach KMK
Zijin
placement
Jan-04
Jul-04
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09

Source: Bloomberg, 30 November 2009





Share price analysis - Market conditions

KMK's share price is currently increasing, however its listed peers are also experiencing share price appreciation, driven in part by underlying commodity prices and market sentiment

It is hard to imagine that KMK's share price will return to levels of a few months ago unless there is:

- A fundamental shift in the market's expectation of long-term commodity prices, especially copper and gold; and
- A change in the performance of the market in general

Unless there is some certainty about the return of KMK's share price to these levels, a strategy of waiting until the price falls is very risky, and may result in either

- A much higher price eventually being paid for the asset; or
- The price becoming too high and JNMC missing out on the acquisition altogether



3.00
2.50
2.00
1.50
1.00
0.50
0.00
Prices (rebased to KMK share price, C$)
30 Nov 07
31 Jan 08
31 Mar 08
31 May 08
31 Jul 08
30 Sep 08
30 Nov 08
31 Jan 09
31 Mar 09
31 May 09
31 Jul 09
30 Sep 09
30 Nov 09
Copper price
S&P/TSX Metals and Mining Index
KMK share price
Gold

Source: Bloomberg, 30 November 2009



RISKS AND UPSIDE



Potential risks - Tax

There are a number of tax related risks involved which may affect the valuation of KMK

Tax risks

The corporate structure gives rise to number of potential taxes incurred on the corporate level. A detailed review of the taxes are included in the separate tax advice paper, including potential mitigates and structures involved. In summary:

Potential Canadian tax issues:

- Due to JNMC already being an 11% shareholder of KMK under Canadian Securities Law it would inhibit JNMC from being able to divest the holding company out of Canadian jurisdiction without resulting in a capital gain being crystallised (approximately 17% tax rate)
- This may translate to a potential tax liability of around ~C$40m (difference between asset base of company and final acquisition price)

Potential US tax issues:

- JNMC or any acquiring company would also take on the liability inherent with the current structure of the holding companies. KMK currently owns the project through different holding companies including a US Nevada-based company (Great China Mining Inc.) which in turn owns 40% of the asset. This company would be subject to US tax law and could also be taxed on any capital gain and potential dividend taxes relating to the project
- Based off potential capital gains in GCM this would translate to a potential further tax liability of around ~US$63m

Current corporate tax assumptions

- The current valuation assumes that the effect of corporate capital gains and or dividend tax in both Canada and the Untied States will be minimised and that corporate taxes will not have a significant impact on the projected cashflows



Potential risks

There are a number of other risks involved which may affect the valuation of KMK

Other risks

Market Risk	Shift in underlying commodity prices (to below assumed long term prices)
Political Risk	Failure to obtain mining license
Infrastructure Risk	Failure to complete supporting infrastructure
Completion Risk	CapEx cost overrun, failure to meet design capacity / recoveries / product specifications
Operating Risk	OpEx above budget
Strategic Risk	Competitive bidding process for KMK – (outlined in strategy document)
Strategic Risk	Timing of approach to the company – (outlined in strategy document)

Potential upside



JNMC should consider a number of upside scenarios for the project, including:

- **Current off take agreement**
- **Resource and potential operational expansion**
- **Public market re-list**

Off take

- JNMC currently has a very attractive off take agreement with KMK which inherently contains additional value to JNMC. A takeover of KMK by another party would result in a loss of contract
  - A replacement contract from another company on similar terms may be expensive
- Allows JNMC to significantly expand and profit from down stream operations

---

Resource & operations

- The company is currently being valued purely based on the Xietongmen deposit and subsequent feasibility study
  - Current project mine life of only 14 years
  - Significant upside in Newtongmen deposit
    - Current indicated and inferred resource of ~4bln lb's of Cu and 2.8m oz of Au
- There is further upside in exploration based off 122 square km's of license
- Potential for significant operational expansion based on an increase in resource size

---



Re-list upside

JNMC can potentially gain significant valuation upside through targeting a re-list of the assets into the public market. Below is an outline of comparable companies listed on the Hong Kong or Shanghai stock exchange and their P/E ratios based off current market prices

Listed companies (H-shares)	Market capitalisation (CNY)	Market capitalisation (US$)	P/E (1 yr forward)
Tongling Nonferrous Metals	29,706m	4,369m	42.7x
Jiangxi Copper	94,054m	13,831m	49.7x
Yunnan Copper	39,837m	5,858m	132.6x
Zijin Mining	142,728m	20,989m	38.7x

Source: Bloomberg, 30 November 2009, based on USDCNY=6.8

If JNMC intends to use this asset as the seed asset for a listed vehicle, subject to market conditions, similar value can possibly be obtained once the asset has been developed. This vehicle then can provide a useful platform for further acquisitions, and allow JNMC greater flexibility to compete for assets with its listed competitors (i.e. JNMC would have access to the equity capital markets to raise acquisition funds, and can also offer its scrip as currency)



RECOMMENDATION

Recommendation



Based on conservative long-term commodity prices and JNMC's in-house assumptions, an offer can be made in line with recent market transaction premiums, and utilising JNMC's unique ability to manage and mitigate the associated risks, there is significant value upside to be captured. As such we would recommend an indicative bid range of between [C$2.48] and [C$3.11] to be adopted



Last Share Price
20 - 50 % Premium to Last Price
Value to Jaguar (8-10% WACC)
1.50
2.00
2.50
3.00
3.50
4.00
4.50
5.00



APPENDIX

Appendix



Shares on issue on a fully diluted basis is comprised as follows

Fully diluted share base	Million
Ordinary shares	152
Options	12
Fully diluted	**164**

The Enterprise Value adjustment which is used to determine the value per share is calculated as follows

Enterprise Value Adjustment	C$m
Non current liabilities	(29.35)
Assumed transaction expense	(10.00)
Cash and cash equivalents	25.00
Option conversion revenue	17.26
Total adjustment	**2.91**

Source: KMK quarterly report dated 30 September 2009